[BLOCKBUSTER LETTERHEAD]

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

     A Special Meeting of Stockholders of Blockbuster Entertainment Corporation will be held on September 29, 1994, at 11:00 a.m., local time, at the Broward Center for the Performing Arts, Fort Lauderdale, Florida, for the following purposes:

          1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of January 7, 1994, as amended as of June 15, 1994 (the "Merger Agreement"), a copy of which is attached as Annex I to the accompanying Joint Proxy Statement/Prospectus, providing for a business combination transaction (the "Merger") between Blockbuster Entertainment Corporation ("Blockbuster") and Viacom Inc. ("Viacom"), pursuant to which each share of Common Stock, par value $.10 per share, of Blockbuster ("Blockbuster Common Stock") (other than shares held by Blockbuster, Viacom and, if appraisal rights are available under Delaware law, those holders who demand and perfect appraisal rights) will be converted into the right to receive (i) 0.08 of a share of Class A Common Stock, par value $.01 per share, of Viacom, (ii) 0.60615 of a share of Class B Common Stock, par value $.01 per share, of Viacom ("Viacom Class B Common Stock") and (iii) up to an additional 0.13829 of a share of Viacom Class B Common Stock evidenced by one variable common right (a "VCR"), all as more fully described in the accompanying Joint Proxy Statement/Prospectus;

          2. To consider and vote upon a proposal to amend Blockbuster's 1991 Non-employee Director Stock Option Plan; and

          3. To transact such other business as may properly come before the Special Meeting or at any and all adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on August 31, 1994 as the record date for determination of stockholders entitled to notice of, and to vote at, the Special Meeting. Only stockholders of record at that time are entitled to notice of, and to vote at, the Special Meeting. Every holder of outstanding shares of Blockbuster Common Stock entitled to be voted at the Special Meeting is entitled to one vote for each such share held. The Merger will be consummated on the date that the approvals of the stockholders of Blockbuster and Viacom are obtained.

     It is uncertain, and counsel to Blockbuster is unable to express a definite view, as to whether appraisal rights are available to holders of Blockbuster Common Stock in connection with the Merger. Although the VCRs evidence only the right to receive shares of Viacom Class B Common Stock under certain circumstances, the VCRs could be characterized as consideration other than shares of stock of Viacom. If the VCRs are considered to be "shares of stock" of Viacom under Section 262(b) of the Delaware General Corporation Law ("DGCL"), then the holders of Blockbuster Common Stock will not have appraisal rights. However, if the VCRs are not considered to be "shares of stock," then appraisal rights will be available to those stockholders of Blockbuster who demand and perfect appraisal rights in accordance with the requirements of Section 262 of the DGCL. Regardless of the ultimate availability of appraisal rights, any holder of Blockbuster Common Stock who wishes to seek appraisal must demand and perfect appraisal rights in accordance with the requirements of Section 262 of the DGCL, a copy of which Section 262 is attached as Annex VII to the accompanying Joint Proxy Statement/Prospectus. Stockholders who wish to assert appraisal rights are advised to consult with their legal counsel regarding whether appraisal rights would be available and how to demand and perfect appraisal rights, if available. Generally, a stockholder who desires to perfect appraisal rights with respect to any of his or her shares of Blockbuster Common Stock must, as two of the procedural steps involved in such perfection, deliver a valid demand for appraisal to Blockbuster and either (i) refrain from executing and returning the enclosed proxy card and from voting in person in favor of the proposal to approve the Merger Agreement, or (ii) check either the "Against" or the "Abstain" box next to the proposal on such card or affirmatively vote in person against the proposal or register in person an abstention with respect thereto. See the sections entitled "Dissenting Stockholders' Rights of Appraisal" and "The Meetings--Appraisal Rights" in the accompanying Joint Proxy Statement/Prospectus for a discussion of the availability of and procedures to be followed in asserting appraisal rights.

     WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING IN PERSON, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE. IF YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE MARK THE APPROPRIATE SPACE ON THE ENCLOSED PROXY.

                                          By order of the Board of Directors,

                                          THOMAS W. HAWKINS
                                          Secretary


August 31, 1994